Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made as of March 5, 2015, by and between ARE-500 ARSENAL STREET, LLC, a Delaware limited liability company (“Landlord”), and ENANTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of April 15, 2011 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 24,576 rentable square feet (“Original Premises”) in a building located at 500 Arsenal Street, Watertown, Massachusetts. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding that portion of the Building consisting of approximately 23,940 rentable square feet, as shown on Exhibit A attached to this First Amendment (the “Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery. Landlord shall use reasonable efforts to cause the Expansion Premises Commencement Date (as defined below) to occur on or before the Target Expansion Premises Commencement Date. The “Target Expansion Premises Commencement Date” shall be June 8, 2015. If the Expansion Premises Commencement Date fails to timely occur, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable except as provided herein. Notwithstanding the foregoing, Base Rent payable with respect to the Expansion Premises only shall (i) if the Expansion Premises Commencement Date fails to occur on or before July 8, 2015 (as such date may be extended by Force Majeure delays), be abated 1 day for each day after July 8, 2015 (as such date may be extended by Force Majeure delays) through August 7, 2015 (as such date may be extended by Force Majeure delays) that the Expansion Premises Commencement Date fails to occur, and (ii) if the Expansion Premises Commencement Date fails to occur on or before August 7, 2015 (as such date may be extended by Force Majeure delays), be abated 2 days for each day that the Expansion Premises Commencement Date fails to occur. If the Expansion Premises Commencement Date fails to occur within 120 days of the Target Expansion Premises Commencement Date for any reason other than Force Majeure, the Lease with respect to the Expansion Premises only may be terminated by Tenant by written notice to the Landlord, and if so terminated by Tenant: (a) the additional Security Deposit provided for in Section 7, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of the Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations with respect to the Expansion Premises, except with respect to provisions which expressly survive termination of the Lease. For the avoidance of doubt, if the Lease is terminated pursuant to this paragraph with respect to the Expansion Premises, all of the provisions of this First Amendment shall be null and void except for Section 11 and, so long as Tenant’s Expansion Right has not otherwise terminated pursuant to the terms of Section 11, Tenant shall continue to have such Expansion Right with respect to the Available Space subject to the terms of Section 11. If Tenant does not elect to terminate the Lease with respect to the Expansion Premises within 10 business days of the lapse of such 120 day period, such right to terminate the Lease with respect to the Expansion Premises shall be waived and this Lease shall remain in full force and effect.

The “Expansion Premises Commencement Date” shall be the date that is 1 business day after the tenant occupying the Expansion Premises as of the date of this First Amendment surrenders the Premises such that Landlord can commence construction of the portion of Landlord’s Work to be performed in the Expansion Premises; provided, however, that in no event shall the Expansion Premises Commencement Date occur prior to June 8, 2015. The “Expansion Premises Rent Commencement Date” shall be the date that is 60 days after the Expansion Premises Commencement Date, notwithstanding the fact that Landlord’s Work in the Expansion Premises may be ongoing and Tenant may not have the use and occupancy of the Expansion Premises on such date. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date of the Lease in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Subject to applicable Legal Requirements, Tenant shall have the right to occupy a portion of the Expansion Premises (except those portions of the Expansion Premises in which Landlord’s Work is being performed while Landlord’s Work is being performed in such portions), at Tenant’s sole risk and expense, during the performance of Landlord’s Work in the Expansion Premises. Tenant acknowledges that Landlord shall require access to the Expansion Premises and portions the Original Premises following the Expansion Premises Commencement Date in order to complete Landlord’s Work (as defined in the Work Letter attached to this First Amendment as Exhibit C (the “Work Letter”)). Landlord and its contractors and agents shall have the right to enter the Expansion Premises and the Original Premises following the Expansion Premises Commencement Date in order to complete Landlord’s Work (as defined in the Work Letter). Tenant acknowledges that Landlord’s completion of Landlord’s Work in the Expansion Premises and the Original Premises may adversely affect Tenant’s use and occupancy of the Expansion Premises and/or the Original Premises. Landlord shall endeavor to minimize interference with Tenant’s business operations in the Expansion Premises and the Original Premises in connection with Landlord’s performance of Landlord’s Work. Except as expressly provided in the first paragraph of this Section 2, Tenant waives all claims against Landlord for rent abatement in connection with Landlord’s performance of Landlord’s Work in the Expansion Premises and the Original Premises.

For the period of 90 consecutive days after Substantial Completion (as defined in the Work Letter) of Landlord’s Work, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

On or before the Expansion Premises Commencement Date, Landlord shall, subject to Landlord’s standard non-reliance letter, deliver to Tenant copies of the final surrender report (which report relates to the decommissioning of the Premises by the tenant occupying the Expansion Premises as of the date of this First Amendment) delivered to Landlord by the tenant occupying the Expansion Premises as of the date of this First Amendment pursuant to its lease.

Except as otherwise set forth in this First Amendment and the Work Letter: (i) Tenant shall accept the Expansion Premises in their condition as of the Substantial Completion of Landlord’s Work, subject to all applicable Legal Requirements; and (ii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises.

Except as otherwise provided in this First Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises and Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 48,516 rentable square feet, consisting of (i) approximately 24,576 rentable square feet, and (ii) approximately 23,940 rentable square feet, all as shown on Exhibit A.”

“Rentable Area of Premises: 48,516 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

4.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 2 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months from the first day of the first full calendar month after the Expansion Premises Rent Commencement Date (“Expiration Date”).”

5.	Base Rent.

a.	Annual Increases.

(i) Original Premises. Tenant shall continue paying Base Rent with respect to the Original Premises as provided in the Lease through September 30, 2018. Commencing on October 1, 2018, and on each October 1st thereafter through the Expiration Date (each, an “Original Premises Adjustment Date”), the Base Rent payable by Tenant with respect to the Original Premises shall be increased by multiplying the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date by 2.75% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date.

(ii) Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the Expansion Premises in the amount of $41.00 per rentable square foot of the Expansion Premises per year. On each annual anniversary of the Expansion Premises Rent Commencement Date (each, an “Expansion Premises Adjustment Date”), the Base Rent payable with respect to the Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 2.5% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

b. Additional TI Allowance. In addition to the Base Building Improvements Allowance (as defined in the Work Letter) and the TI Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Allowance (as defined in the Work Letter). Commencing on the first day of the first full month following the Substantial Completion of Landlord’s Work and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the remaining Base Term, which interest shall begin to accrue on the first day of the first full month following the Substantial Completion of Landlord’s Work. Any of the Additional Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

6.	Definition of Tenant’s Share of Operating Expenses. Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 51.88%”

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Operating Expenses or Utilities with respect to the Expansion Premises during the period commencing on the Expansion Premises Commencement Date through the day immediately preceding the Expansion Premises Rent Commencement Date (and during such period Tenant Share of Operating Expenses shall continue to be equal to 26.28%). Tenant shall commence paying Operating Expenses and Utilities with respect to the Expansion Premises (in addition to Operating Expenses and Utilities for the Original Premises) on the Expansion Premises Rent Commencement Date.

7.	Security Deposit. As of the date of this First Amendment, the definition of “Security Deposit” on the second page of the Lease is deleted in its entirety and replaced with the following:

“Security Deposit: $608,193”

Landlord currently holds a Security Deposit of $436,224.00 under the Lease. Concurrent with Tenant’s delivery of a signed original of this First Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $608,193 or an additional Letter of Credit in the amount of $171,969.

8.	Intentionally Omitted.

9.	Termination Right. Tenant’s Early Termination Right contained in the third paragraph of Section 2 of the Lease is hereby deleted in its entirety and is null and void and of no further force or effect.

10.	Parking. With respect to the Expansion Premises, subject to the terms of Section 10(a) of the original Lease and in addition to the parking spaces to which Tenant is entitled pursuant to Section 10(a) of the original Lease, Tenant shall have the right, in common with other tenants of the Project on a pro rata basis in accordance with the rentable area of the Expansion Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas of the Project designated for non-reserved parking, subject in each case to Landlord’s rules and regulations. Tenant’s pro rata share of such parking spaces in connection with the Expansion Premises shall be no less than 52 parking spaces. Tenant shall not be charged a separate monthly or annual rent or usage charge for the use of such parking spaces during the Base Term or, except to the extent that applicable Legal Requirements then require Landlord to charge a tenant for parking, during any Extension Term.

11.	Right to Expand.

a. Expansion in the Building. Tenant shall have the one-time right, during the Base Term and the Extension Term (“Expansion Expiration Date”), to elect to expand the Premises (the “Expansion Right”) to include any Available Space in the Building, upon the terms and conditions in this Section. For purposes of this Section 11(a), “Available Space” shall mean all or a portion of that certain space which is, as of the date of this First Amendment, leased to Forma Therapeutics, Inc. (“Forma”) in the event that Forma (or an affiliate or assignee of Forma) does not wish to renew (whether or not Forma (or its affiliate or assignee, if applicable) has a right to renew) its occupancy of such space. If there is any Available Space, Landlord shall, within a reasonable period after Landlord determines that such Available Space will become available for lease to a third party (other than Forma), but in any event prior to the offering of the Available Space for lease to any third party (other than Forma), deliver to Tenant written notice (the “Expansion Notice”) of such Available Space, together with the fair market terms and conditions (including base rent) on which Landlord is prepared to lease Tenant such Available Space. Tenant shall be entitled to exercise its right under this Section 11(a) only with respect to the entire Available Space described in the Expansion Notice. Tenant shall have ten (10) business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Exercise Notice”). If the parties are unable to agree on the fair market terms within thirty (30) days after Tenant’s delivery to Landlord of an Exercise Notice, the fair market terms shall be determined by arbitration pursuant to Section 39(b) of the original Lease. If the fair market terms are not determined prior to the commencement date of the Lease with respect to the Available Space, Tenant shall pay Landlord base rent on a per rentable square foot basis for the Available Space in an amount equal to the Base Rent then being paid by Tenant on a per rentable square foot basis for the Expansion Premises until such fair market terms have been determined. Tenant acknowledges and agrees that the term of the Lease with respect to the existing Premises and the term of the Lease with respect to the Available Space shall be co-terminous. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to exercise the Expansion Right and the provisions of this Section 11(a) shall no longer apply after the date that is nine (9) months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 39 of the original Lease. Tenant’s failure to deliver an Exercise Notice to Landlord shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Available Space, in which case Landlord shall have the right to lease the Available Space to any third party on any terms and conditions acceptable to Landlord; provided, however, that if Landlord intends to lease the Available Space to a third party for less than ninety-five percent (95%) of the net effective rent contained in the Expansion Notice, then prior to leasing the Available Space to a third party, Landlord shall again give Tenant an Expansion Notice and Tenant shall again have its Expansion Right with respect to the Available Space, subject to the terms and conditions of this Section 11(a).

b. Amended Lease. If: (i) Tenant fails to timely deliver an Exercise Notice, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a proposed amendment to this Lease, no lease amendment for the Available Space has been executed by Tenant and Landlord on terms acceptable to both parties, each in their sole and absolute discretion, Tenant, subject to the terms of Section 11(a), shall be deemed to have forever waived its right to lease such Available Space. Landlord and Tenant agree to negotiate diligently and in good faith the terms of such lease amendment for the Available Space and each party shall promptly execute such lease amendment once the form of such lease amendment has been agreed upon by the parties pursuant to this paragraph.

c. Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d. Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right if, after such exercise, but prior to the commencement date of the lease of such Available Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

e. Rights Personal. The Expansion Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, other than in connection with a Permitted Assignment.

f. No Extensions. The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

12.	Extension Right. For the avoidance of doubt, Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by this Section 12 of this First Amendment) shall apply to both the Original Premises and the Expansion Premises (and, if applicable, the Available Space) and, if exercised by Tenant pursuant to the terms of Section 39, must be exercised with respect to the entire Premises.

13.	Tenant’s Personal Property. Exhibit F attached to the Lease is hereby deleted in its entirety and replaced with Exhibit B attached to this First Amendment.

14.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Colliers International. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than Colliers International claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall be responsible for all commissions due to Colliers International arising out of the execution of this First Amendment in accordance with the terms of a separate written agreement between Colliers International and Landlord.

15.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	ARE-500 ARSENAL STREET, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP.,
a Maryland corporation, general partner

			By:	/s/ Eric S. Johnson
			Its:	Vice President, Real Estate Legal Affairs

TENANT:	ENANTA PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Paul J. Mellett
	Name:	Paul J. Mellett
	Title:	Chief Financial Officer

Exhibit A

Expansion Premises

A-1

EXHIBIT B

TENANT’S PERSONAL PROPERTY

B-1

EXHIBIT C

Work Letter

THIS WORK LETTER dated March 5, 2015 (this “Work Letter”) is made and entered into by and between ARE-500 ARSENAL STREET, LLC, a Delaware limited liability company (“Landlord”), and ENANTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated April 15, 2011, as amended by that certain First Amendment to Lease Agreement dated of even date herewith (“First Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Jeff Higgins and Paul Mellett (either such individual acting alone, “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change any Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Joseph Maguire, Jo Ann Merlino-Rogers and William DePippo (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change any Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Olson Lewis shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Definition of Base Building Improvements, Tenant Improvements and Landlord’s Work. As used herein, the term, “Base Building Improvements” shall mean the improvements to the Building reflected on Schedule 1 attached to this Work Letter. As used herein, the term “Tenant Improvements” shall mean all improvements to the Expansion Premises and the Original Premises of a fixed and permanent nature as shown on the TI Construction Drawings (as defined in Section 2(c) below) approved by Landlord and Tenant in accordance with the provisions of this Work Letter. As used herein, the term “Landlord’s Work” shall mean collectively the work of constructing the Base Building Improvements and the Tenant Improvements. Other than Landlord’s Work, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises or the Original Premises for Tenant’s use and occupancy. The current schedule for Landlord’s Work (which remains subject to change) is attached to this Work Letter as Schedule 3 (the “Construction Schedule”).

Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall cause, at Landlord’s sole cost and expense, the remediation, in a manner acceptable to Landlord in its sole and absolute discretion and otherwise in compliance with Legal Requirements, of Hazardous Materials discovered in the Expansion Premises during the construction of Landlord’s Work in the Expansion Premises requiring remediation.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the space plan prepared by the TI Architect attached hereto as Schedule 2 (the “Space Plan”) has been approved by both Landlord and Tenant.

(c) Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s design requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than the date reflected on the Construction Schedule, in order for the Landlord’s Work to be Substantially Complete by the Expansion Premises Rent Commencement Date (as defined in the Lease). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable from the TI Fund. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(b) Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed (x) the Tenant Improvements in accordance with the TI Permit, and (y) the Base

Building Improvements, all in compliance with applicable Legal Requirements, and in a good and workmanlike manner subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with Tenant’s use of the Expansion Premises or the Original Premises and, to the extent required by applicable Legal Requirements with respect to the occupancy of the Expansion Premises or the Original Premises by Tenant, with a certificate or temporary certificate of occupancy (or an equivalent approval having been issued) for the Expansion Premises or Original Premises, as applicable, permitting lawful occupancy of the Expansion Premises or the Original Premises, as applicable, as improved by Landlord’s Work (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to the Tenant Improvements; (iii) to comport with good design, engineering, and construction practices; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(c) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s reasonable discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute discretion, to the extent that the manufacturer is not specified in the TI Construction Drawings.

(d) Delivery of the Landlord’s Work. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(d), Tenant shall accept Landlord’s Work. Tenant’s acceptance of Landlord’s Work shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that the Tenant Improvements were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period. If the contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall continue to use reasonable efforts to remedy the Construction Defect within a reasonable period.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Expansion Premises or the Original Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items. Landlord shall endeavor to complete all punch list items and Minor Variations within 60 days after Substantial Completion.

4. Changes. Any changes requested by Tenant to the Tenant Improvements and the Base Building Improvements shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements or the Base Building Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund or the BB Fund, as applicable, to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be a delay caused by Tenant.

(b) Implementation of Changes. If Tenant approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s good faith reasonable determination of the amount of delay caused by Tenant in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs.

(a) Budget For Tenant Improvements. The section of the budget attached hereto as Schedule 4 (the “Budget”) entitled “Base Building Infrastructure Upgrades” is based upon the Scope of Work for the Base Building Improvements (the “Base Building Improvements Budget”) and the section of the Budget entitled “Enanta Lab Tenant Improvements” is based upon the Space Plan for the Tenant Improvements (the “TI Budget”). The Budget has been approved by Landlord and Tenant. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 2% of the TI Costs for providing project management services for the construction of the Tenant Improvements and Changes, which sum shall be payable from the TI Fund and the BB Fund (as defined in Section 5(d)).

(b) Improvements Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “Improvements Allowance”) as follows:

1. a “Base Building Improvements Allowance” in the maximum amount of $1,090,000 in the aggregate, which is included in the Base Rent set forth in the Lease; and

2. a “TI Allowance” in the maximum amount of $239,400 in the aggregate, which is included in the Base Rent set forth in the Lease.

3. an “Additional Allowance” in the maximum amount of $598,500 in the aggregate, which shall, to the extent used, result in adjustments to the Base Rent as set forth in Section 5(b) of the First Amendment.

The Improvements Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the (x) Base Building Improvements Allowance not required for the construction of the Base Building Improvements, (y) TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4, or (z) Additional Allowance not required for (i) for the construction of the Base Building Improvements, (ii) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (iii) any Changes pursuant to Section 4.

(c) Costs Includable in TI Fund. The BB Fund and the TI Fund, respectively, shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Base Building Improvements and the Tenant Improvements, respectively, including, without limitation, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s reasonable out-of-pocket expenses, costs resulting from delays caused by Tenant and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, neither the TI Fund or the BB Fund shall be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Base Building Improvements or the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Base Building Improvements except to the extent of the Base Building Improvements Allowance and any Additional Allowance elected to be used by Tenant for the Base Building Improvements, or any portion of the cost of the Tenant Improvements except to the extent of the TI Allowance and any Additional Allowance elected to be used by Tenant for the Tenant Improvements. As used in this Work Letter, “Landlord’s Portion” shall equal the amount of the TI Allowance and any portion of the Additional Allowance elected to be used by Tenant for the Tenant Improvements. For purposes of this Work Letter, “Landlord’s Proportionate Share” shall mean a fraction, the numerator of which shall be the Landlord’s Portion and the denominator of which shall be the anticipated TI Costs for the Tenant Improvements. If at any time TI Costs for the Tenant Improvements under the TI Budget exceed the TI Allowance and any portion of the Additional Allowance elected to be used by Tenant for the Tenant Improvements, the difference shall be referred to herein as “Tenant’s Portion.” For the purposes of this Work Letter, “Tenant’s Proportionate Share” shall mean a fraction, the numerator of which is Tenant’s Portion and the denominator of which is the anticipated TI Costs for the Tenant Improvements. Upon written notice to Tenant, which notice shall include reasonable evidence of the costs and expenses on which Landlord’s calculation is based. Landlord may equitably adjust Landlord’s Proportionate Share and Tenant’s Proportionate Share from time to time based on changes in the reasonably anticipated TI Costs for the Tenant Improvements. After the end of each calendar month beginning with the month in which TI Costs for the Tenant Improvements are first incurred, (i) Landlord shall reasonably determine the TI Costs for the Tenant Improvements incurred for the prior calendar month (collectively, the “Total Monthly Costs”), (ii) Landlord shall provide written notice to Tenant which shall include reasonable evidence of the costs and expenses on which Landlord’s calculation is based, and (iii) Tenant shall reimburse Landlord within 30 days after Landlord’s written request for Tenant’s Proportionate Share of Total Monthly Costs. The TI Allowance, any portion of the Additional Allowance elected to be used by Tenant for the Tenant Improvements and Tenant’s Portion are herein referred to together as the “TI Fund.” If Tenant fails to deposit any of Tenant’s Proportionate Share with Landlord within said 30 day period, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. Notwithstanding anything to the contrary set forth in this paragraph, Tenant shall be fully and solely liable for the TI Costs for the Tenant Improvements and the costs of Minor Variations to the Tenant Improvements in excess of the TI Allowance and any portion of the Additional Allowance elected to be used by Tenant for the Tenant Improvements.

As used in this Work Letter, “Landlord’s BB Portion” shall equal the amount of the Base Building Improvements Allowance and any Additional Allowance elected to be used by Tenant for the Base Building Improvements. For purposes of this Work Letter, “Landlord’s BB Proportionate Share” shall mean a fraction, the numerator of which shall be the Landlord’s BB Portion and the denominator of which shall be the anticipated TI Costs for the Base Building Improvements. If at any time TI Costs for the Base Building Improvements under the Base Building Improvements Budget exceed the Base Building Improvements Allowance and any Additional Allowance elected to be used by Tenant for the

Base Building Improvements, the difference shall be referred to herein as “Tenant’s BB Portion.” For the purposes of this Work Letter, “Tenant’s BB Proportionate Share” shall mean a fraction, the numerator of which is Tenant’s BB Portion and the denominator of which is the anticipated TI Costs for the Base Building Improvements. Upon written notice to Tenant, which notice shall include reasonable evidence of the costs and expenses on which Landlord’s calculation is based, Landlord may equitably adjust Landlord’s BB Proportionate Share and Tenant’s BB Proportionate Share from time to time based on changes in the anticipated TI Costs for the Base Building Improvements. After the end of each calendar month beginning with the month in which TI Costs for the Base Building Improvements are first incurred, (i) Landlord shall determine the TI Costs for the Base Building Improvements incurred for the prior calendar month (collectively, the “Total BB Monthly Costs”), (ii) Landlord shall provide written notice to Tenant which shall include reasonable evidence of the costs and expenses on which Landlord’s calculation is based, and (iii) Tenant shall deliver to Landlord within 30 days after such determination for Tenant’s BB Proportionate Share of Total BB Monthly Costs. The Base Building Improvements Allowance, any Additional Allowance elected to be used by Tenant for the Base Building Improvements and Tenant’s BB Portion are herein referred to together as the “BB Fund.” If Tenant fails to deposit any of Tenant’s BB Proportionate Share with Landlord within said 30 day period, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. Notwithstanding anything to the contrary set forth in this paragraph, Tenant shall be fully and solely liable for TI Costs for the Base Building Improvements and the costs of Minor Variations to the Base Building Improvements in excess of the Base Building Improvements Allowance and any portion of the Additional Allowance elected to be used by Tenant for the Base Building Improvements.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord and Tenant acknowledge that Tenant will occupy the Original Premises and all or a portion of the Expansion Premises during the performance of Landlord’s Work. Subject to applicable Legal Requirements, Tenant shall have the right to occupy the Expansion Premises and the Original Premises (except those portions of the Expansion Premises and the Original Premises in which Landlord’s Work is being performed while Landlord’s Work is being performed in such portions), at Tenant’s sole risk and expense, during the performance of Landlord’s Work. Tenant shall cooperate with Landlord in connection with the performance of Landlord’s Work. Tenant acknowledges that Landlord’s Work may adversely affect Tenant’s use and occupancy of the Expansion Premises and/or the Original Premises during the performance of Landlord’s Work. Landlord shall endeavor to minimize interference with Tenant’s operations in the Expansion Premises and the Original Premises in connection with Landlord’s performance of Landlord’s Work. Except as expressly provided in the first paragraph of Section 2 of the First Amendment. Tenant shall have no right to abate, reduce or set-off any Rent in connection with the performance of Landlord’s Work.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Expansion Premises until Substantial Completion of Landlord’s Work.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of Improvements Allowance during any period that there is an Event of Default by Tenant under the Lease.